Exhibit 99.1


    EDO Reports Solid Revenue and Earnings Growth While Integrating
     Acquisitions; Revenues up 40 Percent, Earnings Up 65 Percent

    NEW YORK--(BUSINESS WIRE)--Nov. 5, 2003--EDO Corporation (NYSE:
EDO) recorded revenue of $118.8 million for the third quarter ended Sept. 27, 2003, up $33.7 million or 39.6 percent from the $85.1 million recorded in the third quarter of 2002. Net earnings for the quarter were $5.6 million, up 64.9 percent from the $3.4 million recorded in the prior year. On a diluted per-share basis, earnings for the quarter were $0.30, up 57.9 percent from the $0.19 recorded in the third quarter of 2002. In the third quarter of 2003, the convertible notes had a $0.02 per share dilutive effect.
    "These results reflect another quarter of substantial progress in the integration of our newly acquired businesses," said Chief Executive Officer James M. Smith. "As we absorb the four acquisitions made since the second quarter of 2002, representing nearly $200 million in annual revenue, our management team has been successfully integrating our financial, physical, and intellectual assets, while maintaining our quality and profitability standards."
    For the nine-month period ended Sept. 27, 2003, revenue was $324.9 million, up $99.2 million or 43.9 percent from the $225.7 million recorded in the comparable period of 2002. Net earnings for the first nine months of 2003 were $8.3 million, up 41.1 percent from the $5.9 million recorded in the same period last year. On a diluted per-share basis, earnings for the first nine months of 2003 were $0.47, up 38.2 percent from the $0.34 recorded in the same period last year.
    As previously disclosed, nine-month results in 2003 included a pre-tax impairment charge of $9.2 million related to the sale of property in Deer Park, N.Y. This transaction closed on Oct. 10, and therefore $26.9 million appears as "assets held for sale" on the balance sheet as of Sept. 27. Approximately $21.3 million of the sale proceeds, net of expenses, were received by the company on Oct. 10. The remainder will be received when EDO vacates the property, which will be no later than October 2005.
    As of Sept. 27, the company's cash balance shows a slight decline to $60.0 million, from $60.2 million at the end of the second quarter. This was due to a $5 million cash contribution to the employee pension fund that had previously been expected to occur in early 2004. This contribution was almost entirely offset by cash flow from operating activities.

    Non-GAAP Financial Measures

    In addition to the financial results contained on the attached statements of earnings, which are presented according to Generally Accepted Accounting Principles, or GAAP, we are providing pro forma earnings and adjusted EBITDA. Management believes that such adjustments to earnings will help investors understand the underlying trends in the business, and give a clearer picture of the financial condition and results of operations.
    As detailed on the attached reconciliation schedule, pro forma earnings for the third quarter of 2003 were $5.7 million, or $0.31 per diluted share, versus $3.6 million, or $0.21 per diluted share, in the third quarter of 2002. For the 2003 year-to-date, pro forma earnings were $12.7 million, or $0.72 per diluted share, versus $9.5 million, or $0.54 per diluted share, in the corresponding nine-month period of 2002.
    EBITDA was $16.2 million for the third quarter of 2003, versus $10.6 million in the third quarter of 2002. For the year-to-date, EBITDA was $30.8 million in 2003, versus $27.0 million in 2002.
    Adjusting for the pro forma items, as well as ESOP compensation and pension expense, EBITDA was $18.3 million in the third quarter of 2003, up 42.8 percent from $12.8 million in the prior year. For the year-to-date, EBITDA, as adjusted, was $46.3 million, up 37.7 percent from $33.6 million in 2002. EBITDA, as adjusted, is a generally accepted metric employed by our industry.

    Backlog

    The total funded backlog of unfilled orders at Sept. 27, 2003 increased to a record $449.6 million from $447.4 million at June 28, 2003 and $407.5 million at Sept. 28, 2002. This does not include unfunded options in current contracts that have not yet been exercised by customers. Unfunded options total approximately $545 million. There are also a number of pending contract awards that are expected in the fourth quarter.
    Backlog has been negatively impacted by the completion and final product delivery of the EA-6B Prowler's Universal Exciter Upgrade program. This has been partially offset by a new $1.6 million contract to provide post-production support for the UEU, which enables EDO to assist in planning future upgrades to the aircraft's defensive system. Backlog is also impacted by the company's increasing proportion of service-related revenues, which are now more than 15 percent of total revenues. Service-related contracts generally involve shorter delivery schedules, and thus have less impact on the backlog amount.

    Organic Revenue Growth

    Excluding the impact of acquisitions made since the second quarter of 2002, year-to-date revenues declined by approximately $8 million compared to last year. The decline is due primarily to the completion of the Universal Exciter Upgrade program, which generated sales of approximately $35.6 million in the first nine months of 2002, but only $10.2 million in 2003. Thus, organic growth in 2003 has offset most of the revenue decline resulting from completion of the UEU program. Excluding UEU revenue from both years and thus fully reflecting the remaining operations, organic revenue growth was approximately 9.5 percent for the first nine months of 2003.
    Third quarter revenue was less than the company's expectations due primarily to lower sales in professional services. These declines were partially related to military training services that were cancelled due to the conflict in Iraq. We do not expect this shortfall to be recovered in the fourth quarter.
    Given the current contract base and internal projections, the company believes that long-term organic revenue growth of seven to nine percent is sustainable.

    Margins

    Gross margins have improved in 2003 for both the third quarter and year-to-date. For the quarter, the gross profit margin was 28.6 percent of revenue, versus 26.5 percent in the prior year. For the year-to-date, the gross profit margin was 28.0 percent of revenue, versus 25.0 percent in the prior year. This improvement was due to a number of factors, including the closeout of several major production activities, such as the UEU. The completion of these activities often results in earnings at relatively high margins and is viewed as a normal part of long-term contract cycles.
    Operating margins rose to 10.0 percent of revenue in the third quarter, versus 8.7 percent in the prior year. This increase reflects the program closeouts discussed above and manufacturing efficiencies due to increased production volumes of our flight-line test equipment.
    For the year-to-date, operating margins, excluding the impairment loss on assets held for sale, were 8.4 percent of revenue, equal to the 8.4 percent reported in the prior year. Operating margins were negatively impacted by increased acquisition-related amortization of intangible assets of approximately $3.4 million versus $0.5 million in 2002.
    Regarding EBITDA margins, the third quarter EBITDA, as adjusted, was 15.4 percent of revenue, up from 15.1 percent in the prior year. For the year-to-date, EBITDA, as adjusted, was 14.2 percent of revenue in 2003, versus 14.9 percent in the prior year. While the third quarter margin was higher than normal, the company expects the fourth-quarter margins, and continues to project year-end margins, to be within our 2003 target range of 13 to 14 percent.

    Revenue Guidance

    The following statement is based on current expectations. This statement is forward-looking, and actual results may differ materially.
    EDO continues to estimate that revenue for the full year 2003, excluding any additional acquisitions, will exceed $460 million, compared to $328.9 million in 2002. This is consistent with the company's prior revenue guidance.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EST on Nov. 5 to review these results in more detail. A live web cast of the conference call will be available at www.EDOcorp.com or www.fulldisclosure.com. For those who cannot listen to the live broadcast, a replay of the call will be available on the corporate site. There will also be a telephone replay of the call available until Nov. 12. To listen to the telephone replay, dial 1-800-633-8284 (outside the U.S. dial 1-402-977-9140), and enter reservation #21154797.

    About EDO Corporation

    EDO Corporation provides military products and professional services to the United States and allied governments, and their prime defense contractors. EDO focuses on systems and subsystems that are integral to the success of long-term military platforms, such as the B-1B bomber, the F/A-22, the Joint Strike Fighter, and the Comanche helicopter. Examples of the company's highly engineered products include aircraft weapon-release systems, ship and aircraft self-protect systems, and high-performance composite structures. The company also has a number of commercial product lines. A disciplined acquisition program is diversifying the base of major platforms and customers. EDO is at the core of the transformation to a lighter, faster, and smarter national defense capability.
    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company had revenues last year of $329 million, and employs 2,800 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue from acquisitions and contract awards, as well as annual revenue expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                   EDO Corporation and Subsidiaries
             Condensed Consolidated Statements of Earnings
                ($000's omitted, except per share data)


                           Three months ended      Nine months ended
                           Sept 27,   Sept 28,    Sept 27,   Sept 28,
                             2003       2002        2003       2002
                          ----------- --------   ----------- ---------
                                (unaudited)            (unaudited)

Net sales                   $118,783  $85,104      $324,896  $225,732

Costs and expenses:
  Cost of sales               84,818   62,541       233,838   169,387
  Selling, general and
   administrative             20,388   12,766        57,088    31,107
  Research and development     1,450    2,080         5,938     5,941
  Acquisition-related costs      249      354           669       354
  Impairment loss on assets
   held for sale                   -        -         9,160         -
                          ----------- --------   ----------- ---------
                             106,905   77,741       306,693   206,789

                          ----------- --------   ----------- ---------
Operating earnings            11,878    7,363        18,203    18,943

Non-operating income
 (expense):
  Interest income                273      512           673     1,284
  Interest expense            (2,295)  (2,046)       (6,769)   (4,171)
  Other, net                    (103)      34            25        40
                          ----------- --------   ----------- ---------
Interest & other              (2,125)  (1,500)       (6,071)   (2,847)

                          ----------- --------   ----------- ---------
Earnings from continuing
 operations before income
 taxes and cumulative
 effect of a change in
 accounting principle          9,753    5,863        12,132    16,096

Income tax expense            (4,194)  (2,492)       (5,217)   (6,841)
Earnings from discontinued
 operations, net of tax            -        -         1,398         -
Cumulative effect of a
 change in accounting
 principle, net of tax             -        -             -    (3,363)
                          ----------- --------   ----------- ---------
Net earnings                  $5,559   $3,371        $8,313    $5,892
                          =========== ========   =========== =========

Earnings (loss) per common
 share:
  Basic:
    Continuing operations      $0.32    $0.20         $0.40     $0.54
    Discontinued operations        -        -          0.08         -
    Cumulative effect of a
     change in accounting
     principle                     -        -             -     (0.19)
                          ----------- --------   ----------- ---------
  Net basic earnings per
   common share                $0.32    $0.20         $0.48     $0.35
                          =========== ========   =========== =========

  Diluted: (a)
    Continuing operations      $0.30    $0.19         $0.39     $0.53
    Discontinued operations        -        -          0.08         -
    Cumulative effect of a
     change in accounting
     principle                     -        -             -     (0.19)
                          ----------- --------   ----------- ---------
  Net diluted earnings per
   common share                $0.30    $0.19         $0.47     $0.34
                          =========== ========   =========== =========

Weighted average shares
 outstanding
  Basic                       17,336   17,120        17,281    17,050
                          =========== ========   =========== =========
  Diluted (a)                 21,999   17,401        17,526    17,362
                          =========== ========   =========== =========


Backlog of unfilled orders                         $449,553  $407,455
                                                 =========== =========


(a) Assumes exercise of dilutive stock options.
    The 5.25% Convertible Subordinated Notes were dilutive only for the three months ended Sept. 27, 2003.



                   EDO Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                Sept 27,      Dec 31,
                                                  2003         2002
                                                ----------  ----------
                                               (unaudited)
Assets

Current Assets:
Cash and cash equivalents                       $59,998      $132,320
Restricted cash                                       -        27,347
Marketable securities                               216           193
Accounts receivable, net                        117,919       100,594
Inventories                                      35,265        32,406
Assets held for sale                             26,892             -
Deferred income tax asset, net                    3,222         3,222
Prepayments & other                               6,240         3,133
                                         -----------------------------
          Total Current Assets                  249,752       299,215

Property, plant and equipment, net               32,059        64,472
Notes receivable                                  1,375         2,556
Goodwill                                         93,903        61,352
Other intangible assets                          57,196        11,867
Deferred income tax asset, net                   23,256        20,439
Other assets                                     25,528        21,673
                                         -----------------------------
Total Assets                                   $483,069      $481,574
                                         =============================

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities        $78,438       $74,556
Contract advances and deposits                    7,236        20,277
                                         -----------------------------
        Total Current Liabilities                85,674        94,833

Long-term debt                                  137,800       137,800
Post-retirement benefits obligations             79,478        78,643
Environmental obligation                          1,941         2,025
Shareholders' equity                            178,176       168,273

                                         -----------------------------
Total Liabilities & Shareholders' Equity       $483,069      $481,574
                                         =============================



                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)


                               Three months ended   Nine months ended
                               Sept 27,  Sept 28,  Sept 27,  Sept 28,
                                 2003      2002      2003      2002
                               --------- --------  --------- ---------
                                   (unaudited)         (unaudited)
Net sales:
  Defense                       $94,108  $62,760   $251,051  $166,119
  Communications and Space
   Products                      13,308   12,444     41,011    31,560
  Engineered Materials           11,367    9,900     32,834    28,053
                               --------- --------  --------- ---------
                               $118,783  $85,104   $324,896  $225,732
                               ========= ========  ========= =========

Operating earnings (loss):
  Defense (1)                   $10,781   $6,009    $23,520   $18,475
  Communications and Space
   Products                         295      366      2,346    (1,667)
  Engineered Materials              802      988      1,497     2,135
  Impairment loss on assets held
   for sale                           -        -     (9,160)        -
                               --------- --------  --------- ---------
                                 11,878    7,363     18,203    18,943


Net interest expense             (2,022)  (1,534)    (6,096)   (2,887)
Other, net                         (103)      34         25        40
                               --------- --------  --------- ---------

Earnings from continuing
 operations before income
 taxes and the cumulative
 effect of a change in
 accounting principle            $9,753   $5,863    $12,132   $16,096
                               ========= ========  ========= =========


(1) Acquisition-related costs
 included above.                    249      354        669       354



                   EDO Corporation and Subsidiaries
            Reconciliation from GAAP to Pro Forma Earnings
                ($000's omitted, except per share data)
   (Before Discontinued Operations in 2003 and Cumulative Effect of
                Change in Accounting Principle in 2002)

                               Three months ended   Nine months ended
                                Sept 27,  Sept 28,  Sept 27,  Sept 28,
                                  2003      2002      2003      2002
                              ----------- -------- ---------- --------
                                    (unaudited)         (unaudited)

Earnings from continuing
 operations before income taxes   $9,753   $5,863    $12,132  $16,096

Impairment loss on assets held
 for sale                              -        -      9,160        -
Acquisition-related costs            249      354        669      354
Compensation expense re:
 accelerated options                   -        -        292        -
                              ----------- -------- ---------- --------
Pro forma earnings before
 income taxes                     10,002    6,217     22,253   16,450
Income tax expense                (4,301)  (2,642)    (9,569)  (6,991)
                              ----------- -------- ---------- --------
Pro forma net earnings            $5,701   $3,575    $12,684   $9,459
                              ----------- -------- ---------- --------

Calculation of pro forma diluted earnings
 per share:
Interest expense avoided on
 convertible notes, net of tax     1,031        -          -        -
                              ----------- -------- ---------- --------
Pro forma net earnings
 available for common shares       6,732    3,575     12,684    9,459
Diluted shares outstanding        21,999   17,401     17,526   17,362

Pro forma diluted earnings per
 share                             $0.31    $0.21      $0.72    $0.54
                              =========== ======== ========== ========


                         Calculation of EBITDA

                               Three months ended   Nine months ended
                               Sept 27,   Sept 28,  Sept 27,  Sept 28,
                                 2003       2002      2003      2002
                              ----------- -------- ---------- --------
                                    (unaudited)         (unaudited)

Earnings from continuing
 operations before income taxes   $9,753   $5,863    $12,132  $16,096

Interest expense                   2,295    2,046      6,769    4,171
Interest income                     (273)    (512)      (673)  (1,284)
                              ----------- -------- ---------- --------
Net interest expense               2,022    1,534      6,096    2,887

Depreciation                       3,019    2,728      9,017    7,478
Amortization                       1,424      429      3,529      549
                              ----------- -------- ---------- --------
Total depreciation &
 amortization                      4,443    3,157     12,546    8,027

                              ----------- -------- ---------- --------
EBITDA                            16,218   10,554     30,774   27,010

Impairment loss on assets held
 for sale                              -        -      9,160        -
Acquisition-related costs            249      354        669      354
Compensation expense re:
 accelerated options                   -        -        292        -
ESOP compensation expense            846      915      2,356    3,230
Pension expense                    1,000    1,000      3,000    3,000
                              ----------- -------- ---------- --------
EBITDA, as adjusted              $18,313  $12,823    $46,251  $33,594

Diluted shares outstanding        17,591   17,401     17,526   17,362

EBITDA, as adjusted, per
 diluted share*                    $1.04    $0.74      $2.64    $1.93
                              =========== ======== ========== ========

* Excludes potential impact of subordinated note conversion.



                   EDO Corporation and Subsidiaries
                        GUIDANCE DATA ESTIMATES


                                                    Fiscal 2003
                                                   -------------

Revenue range                              $460 million - $470 million

Pension costs                                       $4 million

Current-year Condor acquisition-related
 charge                                              $800,000

Effective operating tax rate                       42.5% - 43.0%

EBITDA, as adjusted, margin range                  13.0% - 14.0%

ESOP shares issued per quarter                        42,376

Average shares outstanding (excluding
 Note conversion* and unallocated
 ESOP shares)                                      17.6 million


*  "If-converted method" (FAS 128) to determine diluted EPS:
   (Using the third quarter's representative numbers)
   - Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.
   - Quarterly interest on Notes reduced Net Earnings by $1,030,916. The decision point for the dilution test was $1,030,916 /
   4,408,189, or $0.2339 per share.
   Since EPS was otherwise more than $0.2339, the impact of the Notes was dilutive, thus conversion of the Notes was assumed in calculating diluted EPS this quarter.

This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.

    CONTACT: EDO Corporation, New York
             William A. Walkowiak, 212-716-2038
             ir@edocorp.com